Exhibit 5


                 Letterhead of Jasmina Theodore Boulanger, Esq.
                             Conexant Systems, Inc.
                               4311 Jamboree Road
                      Newport Beach, California 92660-3095





                                          November 17, 2000


Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, California  92660-3095

         Re:   Opinion Letter - NetPlane Systems, Inc. Stock Option Plan
               ---------------------------------------------------------

Ladies and Gentlemen:

         I am Associate General Counsel and Assistant Secretary of Conexant Systems, Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing by the Company of Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to amend the Company's Registration Statement on Form S-4 (Registration No. 333-44094) registering under the Securities Act of 1933, as amended (the "Act"), 2,727,000 shares of Common Stock, par value $1 per share, of the Company (including the associated Preferred Share Purchase Rights, the "Common Stock"), some of which may be delivered from time to time pursuant to the NetPlane Systems, Inc. Stock Option Plan (the "Plan").

         I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that any newly issued shares of Common Stock delivered in accordance with the Plan will, when so delivered, be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment.

         I express no opinion herein as to any laws other than the laws of the State of California, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the applicable reported judicial decisions related thereto) and the Federal laws of the United States.

                                              Very truly yours,

                                              /s/ Jasmina Theodore Boulanger

                                              Jasmina Theodore Boulanger